Mylan Reports a 13% Increase in Second Quarter 2013 Adjusted Diluted EPS to $0.68

Reaffirms 2013 Adjusted Diluted EPS Guidance Range of $2.75 - $2.95

Projects Revenue Growth of 12% in 2014 and Year-Over-Year Growth
in Adjusted Diluted EPS of 19%

PITTSBURGH - Aug. 1, 2013-Mylan Inc. (Nasdaq: MYL) today announced its financial results for the three and six months ended June 30, 2013.
Financial Highlights

•	Adjusted diluted EPS of $0.68 for the three months ended June 30, 2013 compared to $0.60 for the same prior year period, an increase of 13%

•
Total revenues of $1.70 billion for the three months ended June 30, 2013 compared to $1.69 billion for the same prior year period, an increase of 1%. On a constant currency basis and excluding the impact of Escitalopram in both periods, total revenues would have increased approximately 10%

•	On a GAAP basis, diluted EPS of $0.46 for the three months ended June 30, 2013 compared to $0.33 for the same prior year period, an increase of 39%

•	Adjusted diluted EPS of $1.29 for the six months ended June 30, 2013 compared to $1.12 for the same prior year period, an increase of 15%

•
Total revenues of $3.33 billion for the six months ended June 30, 2013 compared to $3.27 billion for the same prior year period, an increase of 2%. On a constant currency basis and excluding the impact of Escitalopram in both periods, total revenues would have increased approximately 12%

•	On a GAAP basis, diluted EPS of $0.72 for the six months ended June 30, 2013 compared to $0.62 for the same prior year period, an increase of 16%

Mylan CEO Heather Bresch commented: “Our second quarter results once again demonstrate the strength of our diverse, global platform. We continue to anticipate strong performance across our global platform for the remainder of the year and are reaffirming our 2013 adjusted diluted EPS guidance range of $2.75 - $2.95 per share.
"As we look to 2014, we are projecting revenue growth of 12% over 2013 and year-over-year growth in adjusted diluted EPS of 19% from the midpoint of our 2013 guidance range. Longer-term, we are targeting a compound annual growth rate (CAGR) in revenues of 13% through 2018 and a CAGR of 16% in adjusted diluted EPS over this period, culminating in a target adjusted diluted EPS of at least $6.00 in 2018. We look forward to providing greater detail on our long-term outlook and strategic growth drivers at our Investor Day event later today.”
John Sheehan, Mylan's CFO, added: “We continue to be pleased with the performance of our business in 2013, with our second quarter and first half results in line with our expectations. We saw continued robust growth in Europe, marking the fourth consecutive quarter of growth in this region, as well as solid double-digit growth in Asia Pacific. We also continued to see double-digit growth in our Specialty business and now expect this segment to deliver growth of closer to 20% for the year, with out-performance in other areas of our business off-setting this slower trajectory. Our ability to generate strong cash flows combined with our recent capital market transactions has further enhanced our financial flexibility as we move into the second half of 2013.”
1500 Corporate Drive, Canonsburg, PA 15317     P: 724.514.1800     F: 724.514.1870     Mylan.com

Financial Results Summary
Three Months Ended June 30, 2013
For the three months ended June 30, 2013, Mylan reported total revenues of $1.70 billion compared to $1.69 billion in the comparable prior year period, an increase of $13.9 million or 0.8%. The effect of foreign currency translation had an unfavorable impact of approximately 1% on total revenues primarily reflecting a stronger U.S. Dollar in comparison to the currencies of the other major markets in which Mylan operates. Translating total revenues for the current quarter at prior year comparative period exchange rates would have resulted in year-over-year growth of approximately $34 million, or 2%.

A tabular summary of Mylan's revenues for the three and six months ended June 30, 2013 and 2012 is included at the end of this release. Also included at the end of this release are the reconciliations of adjusted financial results to the most closely applicable GAAP financial result.

Third party net revenues from Mylan's Generics segment, which are derived from sales in North America, Europe, the Middle East and Africa (collectively, EMEA) and Australia, India, Japan and New Zealand (collectively, Asia Pacific) were $1.45 billion in the quarter ended June 30, 2013, compared to $1.47 billion in the comparable prior year period, representing a decrease of $20.9 million. Excluding the unfavorable effect of foreign currency translation, Generics third party net revenues were essentially unchanged versus the comparable prior year period.

Third party net revenues from North America were $717.6 million for the current quarter, compared to $837.3 million for the comparable prior year period, representing a decrease of $119.7 million, or 14.3%. The decrease in third party net revenues was due to a greater amount of revenue from new product launches in the prior year ($240 million) as compared to the current year ($91 million), which was due principally to the launch of Escitalopram, our most significant product launch in the prior year. Excluding the impact of Escitalopram in both periods, third party net revenues in North America were essentially flat on a year-over-year basis. The effect of foreign currency translation was insignificant within North America.

Third party net revenues from EMEA were $375.5 million for the current quarter, compared to $326.6 million for the comparable prior year period, representing an increase of $48.8 million, or 14.9%. Foreign currency translation had a slightly favorable impact on sales for the current quarter, as translating current quarter third party net revenues from EMEA at prior year comparative period exchange rates resulted in an increase in third party net revenues of approximately 13%. This increase was principally the result of a double-digit increase in revenues in France as a result of new product revenue and favorable volume. Partially offsetting this increase was unfavorable pricing in a number of European markets in which Mylan operates as a result of government imposed pricing reductions and competitive market conditions.

Third party net revenues from Asia Pacific were $357.4 million for the current quarter, compared to $307.5 million for the comparable prior year period, an increase of $49.9 million, or 16.2%. However, foreign currency translation had an unfavorable impact on sales for the current quarter, principally reflecting the significant strengthening of the U.S. Dollar versus the Indian Rupee and Japanese Yen. Excluding the effect of foreign currency translation, calculated as described above, third party net revenues would have increased by approximately $75 million, or 24%. This increase is primarily driven by higher revenues by Mylan India, as a result of increased sales of antiretroviral finished dosage form generic products, which are used in the treatment of HIV/AIDS, and an increase in sales of active pharmaceutical ingredients (API). In addition, local currency revenues increased in Japan due to higher volumes and new product introductions.

For the current quarter, Mylan's Specialty segment reported third party net sales of $236.9 million, an increase of $30.3 million, or 14.7%, from the comparable prior year period of $206.6 million. The most significant contributor to Specialty segment revenues continues to be the EPIPEN® Auto-Injector, sales of which increased as a result of favorable pricing and volume. The EPIPEN® Auto-Injector is the number one epinephrine auto-injector for the treatment of severe allergic reactions.

Gross profit for the three months ended June 30, 2013, was $742.4 million and gross margins were 43.6%. For the three months ended June 30, 2012, gross profit was $702.6 million, and gross margins were 41.6%. Adjusted gross profit, as further defined below, for the three months ended June 30, 2013 was $834.2 million and adjusted gross margins were 49% as compared to adjusted gross profit of $819.3 million and adjusted gross margins of 49% in the comparable prior year period. Adjusted gross margins were positively impacted in the current quarter as a result of the increase in sales of the EPIPEN® Auto-Injector and margins on new products, which was offset the impact of unfavorable pricing on existing products in all regions within our Generics segment.

Earnings from operations were $308.6 million for the three months ended June 30, 2013, compared to $261.5 million for the comparable prior year period. Adjusted earnings from operations, as further defined below, for the three months ended June 30, 2013 was $413.9 million as compared to adjusted earnings from operations of $398.2 million in the comparable prior year period. This increase was driven by higher gross profit in the current year, as discussed above, and lower selling, general and administrative costs ("SG&A"), partially offset by increases in research and development costs ("R&D"). The decrease in SG&A in the current quarter includes a fair value adjustment to reduce the contingent consideration liability by approximately $10 million. In the comparable prior year period, the Company recorded a fair value adjustment to increase the contingent consideration liability by approximately $8 million, resulting in a net year over year decrease of $18 million to SG&A. The Company also incurred lower sales and marketing costs in Japan of approximately $11 million as compared to the prior year as a result of the collaboration with Pfizer Japan. Under the collaboration, Pfizer Japan is responsible for commercialization of the combined generics portfolio and managing the marketing and sales effort.
R&D increased primarily due to expenditures related to the development of Mylan's respiratory and biologics programs.

Interest expense for the three months ended June 30, 2013, totaled $81.8 million, compared to $75.7 million for the comparable prior year period. Adjusted interest expense, as further defined below, for the three months ended June 30, 2013 was $64.9 million as compared to adjusted interest expense of $61.1 million in the comparable prior year period. The increase was the result of a higher level of average borrowings in 2013.

Other (expense) income, net, was expense of $7.2 million in the current quarter compared to income of $4.2 million in the comparable prior year period. Other (expense) income, net for the current quarter includes charges of approximately $8.7 million related to the June 2013 Senior Credit Agreement refinancing transaction, primarily the write-off of deferred financing costs and interest rate swap termination fees. Also included in other (expense) income, net, are losses from equity affiliates, foreign exchange gains and losses and interest and dividend income.

Net earnings attributable to Mylan Inc. increased $39.1 million, or 28.2%, to $177.7 million for the three months ended June 30, 2013 as compared to $138.6 million for the prior year comparable period. Adjusted earnings increased $7.6 million, or 3.0%, to $261.6 million for the three months ended June 30, 2013 as compared to adjusted earnings of $254.0 million for the prior year comparable period.

EBITDA, which is defined as net income (excluding the non-controlling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $423.1 million for the quarter ended June 30, 2013, and $392.1 million for the comparable prior year period. After adjusting for certain items as further detailed below, adjusted EBITDA was $461.0 million for the current three-month period and $447.0 million for the comparable prior year period.

Six Months Ended June 30, 2013
For the six months ended June 30, 2013, Mylan reported total revenues of $3.33 billion compared to $3.27 billion in the comparable prior year period, an increase of $61.7 million or 1.9%. The effect of foreign currency translation had an unfavorable impact of approximately 1% on total revenues primarily reflecting a stronger U.S. Dollar in comparison to the currencies of the other major markets in which Mylan operates. Translating total revenues for the current quarter at prior year comparative period exchange rates would have resulted in year-over-year growth of approximately $106 million, or 3%.

Third party net revenues from Mylan's Generics segment were $2.86 billion in the six months ended June 30, 2013, compared to $2.87 billion in the comparable prior year period, representing a decrease of $15.2 million, or an increase of approximately 1% when excluding the unfavorable effect of foreign currency translation.

Third party net revenues from North America were $1.45 billion for the six months ended June 30, 2013, compared to $1.61 billion for the comparable prior year period, representing a decrease of $154.6 million, or 9.6%. The decrease in third party net revenues was due to a greater amount of revenue from new product launches in the prior year ($430 million) as compared to the current year ($177 million), which was due principally to the launch of Escitalopram, our most significant product launch in the prior year. Excluding the impact of Escitalopram in both periods, third party net revenues in North America would have experienced high single-digit growth. The effect of foreign currency translation was insignificant within North America.

Third party net revenues from EMEA were $745.3 million for the six months ended June 30, 2013, compared to $662.3 million for the comparable prior year period, representing an increase of $83.1 million, or 12.5%. Foreign currency translation had a minimal impact on sales for the six months ended June 30, 2013, as translating current third party net revenues from EMEA at prior year comparative period exchange rates resulted in an increase in third party net revenues of approximately 12%. This increase was principally the result of a double-digit increase in revenues in France as a result of new product revenue and favorable volume. Partially offsetting these increases was unfavorable pricing in a number of European markets in which Mylan operates as a result of government imposed pricing reductions and competitive market conditions.

Third party net revenues from Asia Pacific were $662.5 million for the six months ended June 30, 2013, compared to $606.1 million for the comparable prior year period, an increase of $56.3 million, or 9.3%. However, foreign currency translation had a negative impact on sales, principally reflecting the significant strengthening of the U.S. Dollar versus the Indian Rupee and Japanese Yen. Excluding the effect of foreign currency translation, calculated as described above, third party net revenues would have increased by approximately $105 million, or 17%. This increase is primarily driven by higher revenues by Mylan India, as a result of increased sales of antiretroviral finished dosage form generic products, which are used in the treatment of HIV/AIDS, and an increase in sales of active pharmaceutical ingredients (API). In addition, local currency revenues increased in Japan due to higher volumes and new product introductions.

For the six months ended June 30, 2013, Mylan's Specialty segment reported third party net sales of $448.5 million, an increase of $70.8 million, or 18.8%, from the comparable prior year period of $377.6 million. The most significant contributor to Specialty segment revenues continues to be the EPIPEN® Auto-Injector, sales of which increased as a result of favorable pricing and volume. The EPIPEN® Auto-Injector is the number one epinephrine auto-injector for the treatment of severe allergic reactions. In addition, Perforomist® Inhalation Solution sales increased by double digits from the comparable prior year period as a result of favorable pricing and volume.

Gross profit for the six months ended June 30, 2013, was $1.44 billion and gross margins were 43.1%. For the six months ended June 30, 2012, gross profit was $1.37 billion, and gross margins were 42.0%. Adjusted gross profit, as further defined below, for the six months ended June 30, 2013 was $1.63 billion and adjusted gross margins were 49% as compared to adjusted gross profit of $1.58 billion and adjusted gross margins of 48% in the comparable prior year period. The increase in adjusted gross margins was primarily the result of the increase in sales of the EPIPEN® Auto-Injector and margins on new products, partially offset by the impact of unfavorable pricing on existing products in all regions within our Generics segment.

Earnings from operations were $522.5 million for the six months ended June 30, 2013, compared to $512.0 million for the comparable prior year period. Adjusted earnings from operations, as further defined below, for the six months ended June 30, 2013 was $796.9 million as compared to adjusted earnings from operations of $766.5 million in the comparable prior year period. This increase was driven by higher gross profit in the current year, as discussed above, and lower SG&A, partially offset by increases in R&D. Factors contributing to the decrease in SG&A include a fair value adjustment to reduce the contingent consideration liability by approximately $12 million. In the comparable prior year period, the Company recorded a fair value adjustment to increase the contingent consideration liability by approximately $8 million, resulting in a net year over year decrease of $20 million to SG&A. The Company also incurred lower sales and marketing costs in Japan of approximately $22 million as compared to the prior year as a result of the collaboration with Pfizer Japan. Under the collaboration, Pfizer Japan is responsible for commercialization of the combined generics portfolio and managing the marketing and sales effort. Offsetting these decreases in SG&A was acquisition related costs of approximately $25 million. R&D increased primarily due to licensing payments in the current year totaling approximately $23 million and increases related to the development of the respiratory and biologics programs.

Interest expense for the six months ended June 30, 2013, totaled $159.8 million, compared to $158.1 million for the comparable prior year period. Adjusted interest expense, as further defined below, for the six months ended June 30, 2013 was $127.5 million as compared to adjusted interest expense of $121.8 million in the comparable prior year period. The increase was the result of an increased level of borrowings in 2013.

Other (expense) income, net, was expense of $3.8 million in the six months ended June 30, 2013 compared to expense of $5.6 million in the comparable prior year period. Other (expense) income, net for the current year to date period includes charges of approximately $8.7 million related to the June 2013 Senior Credit Agreement refinancing transaction, primarily the write-off of deferred financing costs and interest rate swap termination fees. Also included in other (expense) income, net, are losses from equity affiliates, foreign exchange gains and losses and interest and dividend income.

Net earnings attributable to Mylan Inc. increased $16.9 million, or 6.3%, to $284.6 million for the six months ended June 30, 2013 as compared to $267.6 million for the prior year comparable period. Adjusted earnings increased $29.0 million, or 6.1%, to $507.5 million for the six months ended June 30, 2013 as compared to adjusted earnings of $478.5 million for the prior year comparable period.

EBITDA, which is defined as net income (excluding the non-controlling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $774.1 million for the six months ended June 30, 2013, and $760.6 million for the comparable prior year period. After adjusting for certain items as further detailed below, adjusted EBITDA was $904.9 million for the six months ended June 30, 2013 and $858.2 million for the comparable prior year period.

Cash Flow
Adjusted cash provided by operating activities was $283 million for the six months ended June 30, 2013, compared to $352 million for the comparable prior year period. On a GAAP basis, cash provided by operating activities was $274 million for the six months ended June 30, 2013, compared to $196 million for the comparable prior year period. Capital expenditures were approximately $126 million in the current year as compared to approximately $99 million in the same prior year period.

2013 Guidance Metrics
The Company is providing the following updated financial guidance for 2013 on an adjusted basis and excluding the impact of any acquisitions. Updates to guidance metrics provided on February 27, 2013 are highlighted with an *. Additional information regarding the updates is provided in the commentary below the table.

(in millions, except EPS and %'s)
Total Revenue*	$7,000 - $7,400
Gross Profit Margin	49% - 51%
SG&A as % of Total Revenue	18% - 20%
R&D as % of Total Revenue*	6% - 7%
EBITDA	$1,900 - $2,100
Net Income	$1,060 - $1,180
Diluted EPS	$2.75 - $2.95
Operating Cash Flow	$1,000 - $1,200
Capital Expenditures	$300 - $400
Tax Rate	26% - 27%
Avg Diluted Shares Outstanding	385 - 400

The Company expects 2013 total revenues to be at the low end of the above range (approximately $7.0 billion) due to the unfavorable impacts of foreign currency, principally the weakening of the Indian Rupee and Japanese Yen versus the U.S. Dollar. Within the Generics segment, the North American region is expected to generate single digit revenue growth for the full year, excluding the impact of Escitalopram, with the second half of 2013 being similar to the first half of the year. The EMEA and APAC regions are expected to generate revenue growth in the mid to high teens for 2013. The Specialty segment is expected to generate revenue growth of approximately twenty percent or more in 2013.

The Company expects its full year R&D spending to be at the high end of the above range. The Company expects adjusted diluted EPS in the range of $0.77 to $0.79 for the third quarter of 2013 and the fourth quarter of 2013 to be slightly stronger than the third quarter. There is no change to any other 2013 guidance metric, including the full year 2013 Adjusted Diluted EPS.

Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing certain non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other expenses, other income and operating cash flow items in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance, because the Company's management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA pursuant to our credit agreement is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the Company's ability to incur additional indebtedness. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS to adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS for the three and six months ended June 30, 2013 and 2012 (in millions, except per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2013		2012		2013		2012
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$177.7	$0.46	$138.6	$0.33	$284.6	$0.72	$267.6	$0.62
Purchase accounting related amortization (included in cost of sales) (a)	85.5		86.8		177.6		174.3
Litigation settlements, net	6.9		(12.2)		8.7		(10.0)
Interest expense, primarily amortization of convertible debt discount	8.9		7.1		16.6		20.5
Non-cash accretion and fair value adjustments of contingent consideration liability	(2.0)		15.8		3.8		24.0
Clean energy investment pre-tax loss (b)	3.5		3.5		7.9		7.7
Financing related costs (included in other income (expense), net)	8.7		—		8.7		—
Acquisition related costs (primarily included in selling, general and administrative expense)	5.2		—		24.6		—
Restructuring and other special items included in:
Cost of sales	6.3		29.9		17.6		32.1
Research and development expense	0.9		1.4		24.2		2.8
Selling, general and administrative expense	11.7		22.6		35.3		47.0
Other income, net	(2.9)		(1.0)		3.9		1.3
Tax effect of the above items and other income tax related items	(48.8)		(38.5)		(106.0)		(88.8)
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$261.6	$0.68	$254.0	$0.60	$507.5	$1.29	$478.5	$1.12
Weighted average diluted common shares outstanding	387.1		424.4		393.0		428.4

(a)	Purchase accounting related amortization expense for the six months ended June 30, 2013 includes $5.1 million of in-process research and development asset impairment charges.

(b)
Adjustment represents exclusion of the pre-tax loss related to Mylan's investments in clean energy partnerships, the activities of which qualify for income tax credits under section 45 of the Internal Revenue Code. Amount is included in other income (expense), net. Certain insignificant prior period amounts of other revenue, cost of sales, operating expenses and the related EBITDA and Adjusted EBITDA have been reclassified to other (expense) income, net to conform to the presentation for the current period. The reclassifications had no impact on the previously reported net earnings attributable to Mylan Inc. common shareholders.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to adjusted EBITDA for the three months ended June 30, 2013 and 2012 (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
GAAP net earnings attributable to Mylan Inc.	$177.7	$138.6	$284.6	$267.6
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investees	4.5	4.1	10.0	8.6
Income taxes	41.0	50.8	72.7	79.7
Interest expense	81.8	75.7	159.8	158.1
Depreciation and amortization	118.1	122.9	247.0	246.6
EBITDA	$423.1	$392.1	$774.1	$760.6
Add adjustments:
Stock-based compensation expense	11.2	10.1	23.3	22.4
Litigation settlements, net	6.9	(12.2)	8.7	(10.0)
Restructuring & other special items	19.8	57.0	98.8	85.2
Adjusted EBITDA	$461.0	$447.0	$904.9	$858.2

Investor Meeting
Today, August 1, 2013, Mylan will host an investor meeting in New York City. The presentations will be broadcast live via webcast beginning at 1:00 PM ET and are expected to conclude at 5:00 PM ET.

To access the live webcast and view the accompanying slide presentations, visit the Investor Relations section of Mylan's website, at investor.mylan.com, at least 15 minutes before the presentation is scheduled to begin; click on the webcast icon to register and download or install any necessary software. If you are unable to view the live webcast, a replay will be available after the event's conclusion for a limited period of time. In addition to the webcast, U.S. callers can access the event, in listen-only mode, at 855.452.6801 or 804.325.4850 for international callers using conference ID 19222392.

About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in health care. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service a habit, do what's right, not what's easy and impact the future through passionate global leadership. We offer a growing portfolio of approximately 1,100 generic pharmaceuticals and several brand medications. In addition, we offer a wide range of antiretroviral therapies, upon which approximately 40% of HIV/AIDS patients in developing countries depend. We also operate one of the largest active pharmaceutical ingredient manufacturers and currently market products in approximately 140 countries and territories. Our workforce of more than 20,000 people is dedicated to improving the customer experience and increasing pharmaceutical access to consumers around the world. But don't take our word for it. See for yourself. See inside. investor.mylan.com

Forward-Looking Statements
This press release includes statements that constitute "forward-looking statements", including with regard to the Company's future operations, its anticipated business levels, future earnings, planned activities, anticipated growth, and other expectations and targets for future periods. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and often may be identified by the use of words such as “may,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” "target" and variations of these words or comparable words. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the Company's business; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards or on an adjusted basis. These forward-looking statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary note on forward-looking statements and risk factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company's control between the date of this release and the date that its Form 10-Q for the quarter ended June 30, 2013, is filed with the SEC could potentially result in adjustments to reported results. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Net revenues	$1,687,337	$1,677,985	$3,306,745	$3,251,060
Other revenues	14,364	9,830	26,446	20,410
Total revenues	1,701,701	1,687,815	3,333,191	3,271,470
Cost of sales	959,317	985,178	1,897,317	1,898,604
Gross profit	742,384	702,637	1,435,874	1,372,866
Operating expenses:
Research and development	111,433	94,361	237,919	175,320
Selling, general and administrative	315,389	359,011	666,756	695,570
Litigation settlements, net	6,943	(12,206)	8,733	(10,033)
Total operating expenses	433,765	441,166	913,408	860,857
Earnings from operations	308,619	261,471	522,466	512,009
Interest expense	81,804	75,666	159,791	158,075
Other (expense) income, net	(7,192)	4,210	(3,794)	(5,605)
Earnings before income taxes and noncontrolling interest	219,623	190,015	358,881	348,329
Income tax provision	41,007	50,843	72,721	79,687
Net earnings	178,616	139,172	286,160	268,642
Net earnings attributable to the noncontrolling interest	(927)	(622)	(1,589)	(1,013)
Net earnings attributable to Mylan Inc. common shareholders	$177,689	$138,550	$284,571	$267,629
Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$0.47	$0.33	$0.73	$0.63
Diluted	$0.46	$0.33	$0.72	$0.62
Weighted average common shares outstanding:
Basic	381,194	420,281	387,179	423,766
Diluted	387,056	424,394	393,034	428,380

Note
Certain insignificant prior period amounts of other revenue, cost of sales and operating expenses have been reclassified to other income (expense), net to conform to the presentation for the current period. The reclassifications had no impact on our previously reported net earnings attributable to Mylan Inc. common shareholders.

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	June 30, 2013	December 31, 2012
ASSETS
Assets
Current assets
Cash and cash equivalents	$277,379	$349,969
Accounts receivable, net	1,651,389	1,554,342
Inventories	1,637,373	1,525,242
Other current assets	646,158	473,164
Total current assets	4,212,299	3,902,717
Intangible assets, net	1,972,146	2,224,457
Goodwill	3,359,543	3,515,655
Other non-current assets	2,667,723	2,289,068
Total assets	$12,211,711	$11,931,897
LIABILITIES AND EQUITY
Liabilities
Current liabilities	$2,326,332	$2,193,503
Long-term debt	5,812,170	5,337,196
Other non-current liabilities	1,127,893	1,045,370
Total liabilities	9,266,395	8,576,069
Noncontrolling interest	16,735	15,110
Mylan Inc. shareholders' equity	2,928,581	3,340,718
Total liabilities and equity	$12,211,711	$11,931,897

Mylan Inc. and Subsidiaries
Summary of Revenues by Segment
(Unaudited; in millions)

	Three Months Ended		Six Months Ended		Three Months Ended		Six Months Ended
	June 30,		June 30,		Percent Change		Percent Change
	2013	2012	2013	2012	Total	Constant Currency (1)	Total	Constant Currency (1)

Generics:
Third party net sales
North America	$717.6	$837.3	$1,450.4	$1,605.0	(14)%	(14)%	(10)%	(10)%
EMEA	375.5	326.6	745.3	662.3	15%	13%	13%	12%
Asia Pacific	357.4	307.5	662.5	606.1	16%	24%	9%	17%
Total third party net sales	1,450.5	1,471.4	2,858.2	2,873.4	(1)%	—%	(1)%	1%

Other third party revenues	7.8	9.7	12.8	20.2
Total third party revenues	1,458.3	1,481.1	2,871.0	2,893.6

Intersegment revenues	1.8	0.4	2.5	0.7
Generics total revenues	1,460.1	1,481.5	2,873.5	2,894.3

Specialty:
Third party net sales	236.9	206.6	448.5	377.6	15%	15%	19%	19%
Other third party revenues	6.6	0.1	13.7	0.2
Total third party revenues	243.5	206.7	462.2	377.8

Intersegment revenues	5.9	9.1	13.8	23.7
Specialty total revenues	249.4	215.8	476.0	401.5

Elimination of intersegment revenues	(7.7)	(9.5)	(16.3)	(24.4)
Consolidated total revenues	$1,701.8	$1,687.8	$3,333.2	$3,271.4	1%	2%	2%	3%

(1)	The constant currency percent change is derived by translating third party net sales for the current period at prior year comparative period exchange rates.

Note
Beginning with the first quarter of 2013, the Company reorganized the components of its Generics and Specialty segments as a result of a change in the way the Chief Executive Officer, who is the chief operating decision maker, evaluates the performance of operations, develops strategy and allocates capital resources. As required by the applicable accounting standards, financial statements issued subsequent to this segment reporting change are required to reflect modifications to the reportable segment information resulting from the revision, including reclassifications of all comparative segment information. Accordingly, this earnings release reflects the change in segment reporting for all periods presented. There is no change to the Company's previously reported consolidated net operating results, financial position or cash flows.

Mylan Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
GAAP cost of sales	$959.3	$985.2	$1,897.3	$1,898.6
Deduct:
Purchase accounting related amortization	(85.5)	(86.8)	(177.6)	(174.3)
Restructuring & other special items	(6.3)	(29.9)	(17.6)	(32.1)
Adjusted cost of sales	$867.5	$868.5	$1,702.1	$1,692.2

Adjusted gross profit (a)	$834.2	$819.3	$1,631.1	$1,579.3

Adjusted gross margin (a)	49%	49%	49%	48%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
GAAP total operating expenses	$433.8	$441.2	$913.4	$860.9
Deduct:
Litigation settlements, net	(6.9)	12.2	(8.7)	10.0
Acquisition related costs	(3.6)	—	(22.4)	—
Restructuring & other special items	(3.0)	(32.3)	(48.1)	(58.1)
Adjusted total operating expenses	$420.3	$421.1	$834.2	$812.8

Adjusted earnings from operations (b)	$413.9	$398.2	$796.9	$766.5

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
GAAP interest expense	$81.8	$75.7	$159.8	$158.1
Deduct:
Interest expense related to clean energy investment (c)	(2.6)	(1.3)	(4.1)	(3.1)
Non-cash accretion of contingent consideration liability	(8.0)	(7.5)	(15.7)	(15.7)
Non-cash interest, primarily amortization of convertible debt discount	(6.3)	(5.8)	(12.5)	(17.5)
Adjusted interest expense	$64.9	$61.1	$127.5	$121.8

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
GAAP other income (expense)	$(7.2)	$4.2	$(3.8)	$(5.6)
Add:
Clean energy investment operating results (c)	3.5	3.5	7.9	7.7
Acquisition related costs	1.7	—	2.2	—
Restructuring & other special items	5.7	(1.0)	12.5	1.3
Adjusted other income (expense)	$3.7	$6.7	$18.8	$3.4

Reconciliation of cash provided by operating activities

	Six Months Ended June 30,
	2013	2012
GAAP cash provided by (used in) operating activities	$274	$196
Add:
Payment of litigation settlements	1	95
Payment of interest rate swap settlement	1	—
Adjustments for timing of cash receipts deducted in prior periods	—	75
Acquisition related costs	6	—
Increase in deferred revenue	1	—
Income tax items	—	(14)
Adjusted cash provided by operating activities	$283	$352

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenue.

(b)	Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

(c)
Adjustment represents exclusion of activity related to Mylan's investment in a clean energy partnership, the activities of which qualify for income tax credits under section 45 of the Internal Revenue Code. Certain prior period insignificant amounts of other revenue, cost of sales, operating expenses and the related EBITDA and Adjusted EBITDA amounts have been reclassified to other income (expense), net, as losses from equity affiliates. The reclassifications had no impact on the previously reported net earnings and diluted EPS attributable to Mylan Inc. common shareholders or adjusted net earnings and adjusted diluted EPS attributable to Mylan Inc.

Reconciliation of Forecasted Non-GAAP Metrics

The reconciliations below are based in part on management's estimate of adjusted net earnings and adjusted diluted EPS, adjusted EBITDA and adjusted cash provided by operating activities for the year ending December 31, 2013. Mylan expects certain known GAAP charges and payments for 2013, as presented in the reconciliations below. Other GAAP charges and payments, including those related to potential litigation, asset impairments and restructuring programs that would be excluded from the adjusted results are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges and payments are dependent upon future events and valuations that have not yet occurred or been performed. The unaudited forecasted amounts presented below are stated in millions, except for GAAP and adjusted earnings per share data.

Reconciliation of forecasted net earnings and EPS to adjusted net earnings

	Lower		Upper
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$632	$1.64	$752	$1.88
Purchase accounting related amortization	352		362
Financing related costs	75		75
Interest expense, primarily amortization of convertible debt discount	30		32
Non-cash accretion of contingent consideration liability	32		34
Pre-tax loss of clean energy investment	18		20
Restructuring & other special items	115		130
Tax effect of the above items and other income tax related items	(194)		(225)
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$1,060	$2.75	$1,180	$2.95

Weighted average diluted common shares outstanding	385		400

Reconciliation of forecasted net earnings to adjusted EBITDA

	Lower	Upper

GAAP net earnings attributable to Mylan Inc.	$632	$752
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investees	18	20
Income taxes	180	193
Interest expense	310	330
Depreciation and amortization	520	540
EBITDA	$1,660	$1,835
Add adjustments:
Stock-based compensation expense	50	60
Restructuring & other special items	190	205
Adjusted EBITDA	$1,900	$2,100

Reconciliation of forecasted cash provided by operating activities

	Lower	Upper
GAAP cash provided by operating activities	$870	$1,070
Add:
Estimated payment of legal settlements	90	90
Estimated payment related to income tax benefits on indemnified litigation	26	26
Other items	14	14
Adjusted cash provided by operating activities	$1,000	1,200